# AMENDMENT TO CONVERTIBLE NOTE

THIS AMENDMENT ("Amendment"), is entered into on February 20, 2018, ("Effective Date"), by and between LINGERIE FIGHTING CHAMPIONSHIPS, INC., a Nevada corporation ("Borrower"), and EMA FINANCIAL, LLC, a Delaware limited liability company ("Holder") or its registered assigns or successor in interest. The Borrower and Holder each referred to herein as a "Party" or collectively as the "Parties".

## Recitals

A. WHEREAS, for value received, Borrower issued to Holder that certain 12% Convertible Note issued by Borrower to Holder on or about September 25, 2017, in the original principal amount of $53,000.00 (the "Note"), pursuant to that Securities Purchase Agreement dated as of such date by and between Borrower and Holder (the "SPA");

B. WHEREAS, Borrower and Holder desire to amend the Note and SPA, and each have agreed to execute and deliver this Amendment on the terms and conditions set forth herein.

## Agreement

**NOW, THEREFORE**, upon the foregoing recitals, which are incorporated herein by reference, and for and in consideration of the mutual covenants and conditions in this Amendment and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Incorporation of Recitals; Defined Terms. The recitals set forth above are hereby incorporated by reference to this Amendment. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Note or SPA as applicable.

2. Amendment to the Note. As of the Effective Date the Parties hereby amend the Note as set forth below:

   (a) All references in the Note and SPA to $53,000.00 shall automatically and without any further action or confirmation from Borrower or Holder be replaced with $58,636.04 to reflect the addition of $5,636.04 in principal to the Note, which the Holder will fund in cash, pursuant to the Borrower's instructions herein, on or around the date hereof.

   (b) Borrower hereby directs the Holder to disburse the amount referenced in Section 2(a) of this Amendment directly to Crown Bridge Partners, LLC, for the benefit of the Borrower, in accordance with the instructions contained on disbursement memo attached hereto ("Exhibit A").

3. Except as specifically amended hereby, the Note and SPA shall continue in full force and effect in accordance with its terms without amendment.

4. This Amendment shall be enforced, governed and interpreted in accordance with Section 4.6 of the Note.

5. The parties may deliver this Amendment by fax or email and may execute it in counterparts, each of which will be an original and both of which will constitute the same instrument. An electronically-stored copy or photocopy of the original, executed Amendment will be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

| LINGERIE FIGHTING CHAMPIOSHIPS, INC. | EMA FINANCIAL, LLC |
|---|---|
| By: Shaun Donnelly | By: |
| Name: Shaun Donnelly | Name: Jamie Beitler |
| Title: CEO | Title: Authorized Signatory |

DISBURSEMENT AUTHORIZATION
(MEMORANDUM)

TO: EMA FINANCIAL, LLC

FROM: LINGERIE FIGHTING CHAMPIONSHIPS, INC.

DATE: 2/20/2018

RE: Disbursement of Funds

In connection with the funding of the aggregate of $5,636.04 in principal to the Note, you are hereby directed to disburse such funds as follows:

1. $5,636.04 to Crown Bridge Partners, LLC in accordance with the wire transfer instructions attached as Exhibit A hereto;

By: Shaun Donnelly
Name: Shaun Donnelly
Title: CEO

**EXHIBIT A**
**CROWN BRIDGE PARTNERS, LLC**
**WIRING INFORMATION**

Please wire funds to:

Bank: Customers Bank

Beneficiary Bank Address: 99 Bridge Street, Phoenixville, PA 19460

Routing Number: 031302971

Beneficiary Account Number:

Beneficiary Account Name: Crown Bridge Partners LLC

Beneficiary Account Address: 117 E 57th Street Apt 34E New York NY 10022